EXHIBIT 10.2

OCTOBER 2004

CREDIT NOTE

$500,000	Minneapolis, Minnesota
October 29, 2004

FOR VALUE RECEIVED, MEDICALCV, INC., a Minnesota corporation (the “Borrower”) promises to pay to the order of PKM PROPERTIES, LLC, a Minnesota limited liability company (the “Lender”) at its office in Minneapolis, Minnesota or at such other place as may be designated from time to time by the holder hereof, in lawful money of the United States of America, the principal sum of Five Hundred Thousand Dollars ($500,000) or so much thereof as has been advanced by the Lender to or for the benefit of the Borrower pursuant to that certain October 2004 Credit Agreement, dated as of the date hereof, as amended from time to time, between the Borrower and the Lender (the “Agreement”) and remains unpaid, together with interest on the unpaid principal balance hereof from the date hereof until this Note is fully paid, at an annual rate of interest, calculated on the basis of actual number of days elapsed in a 360 day year, that shall at all times be equal to ten percent (10%) per Annum.  The principal balance and accrued interest thereon shall be due February 28, 2005.

Payments hereunder shall be applied first to the payment of accrued interest and then to the reduction of principal.  The Borrower may prepay at any time and from time to time, all or any portion of the balance from time to time remaining on this Note, only as provided in the Agreement.

This Note is secured by the Intellectual Property Security Agreement referred to in the Agreement and is issued pursuant to and is subject to the Agreement.

The Borrower agrees to pay all costs of collection, including attorneys’ fees, in the event this Note is not paid when due.  This Note is being delivered in, and shall be governed by, the laws of the State of Minnesota.  Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

MEDICALCV, INC.

By:	/s/ John H. Jungbauer
John H. Jungbauer,
its Chief Financial Officer